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Exhibit 99

                                PRESS RELEASE
                       [logo] CITIZENS & NORTHERN BANK





                                                    Contact:  Michelle M. Karas
January 10, 2002                                    570-724-0205
                                                    mkaras@cnbankpa.com

             C&N ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER 2001

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the consolidated financial results for Citizens & Northern Corporation and subsidiaries for the year ended December 31, 2001, and for the fourth quarter 2001, respectively, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR YEAR ENDED DECEMBER 31, 2001:
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o             Net Income grew 42%, to $12,052,000 for 2001 from $8,476,000 for
              2000. Net Income Per Share -Basic rose to $2.28 for 2001, as compared to $1.60 for 2000. Diluted Net Income Per Share rose to $2.27 in 2001 from $1.60 in 2000.

o Return on Average Assets, excluding unrealized gains or losses on securities, increased 27%, to 1.50% for 2001, from 1.18% for 2000. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.50% for 2001, compared to 1.20% for 2000.

o Return on Average Equity, excluding unrealized gains or losses on securities, rose 35%, to 13.14% for 2001, from 9.71% for 2000. Including the effects of unrealized gains or losses, Return on Average Equity increased to 12.55% for 2001, compared to 10.76% for 2000.

o Shareholders' Equity/Average Assets Ratio was 11.85% as of December 31, 2001. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

o Cash Dividends declared by C&N increased by over 8% for 2001, to $1.06 per share, as compared to $0.98 per share for 2000.


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FINANCIAL HIGHLIGHTS FOR FOURTH QUARTER 2001:
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o      Net Income grew 40%, to $3,192,000 for the fourth quarter 2001 from
       $2,281,000 for the fourth quarter 2000.  Net Income Per
       Share (Basic and Diluted) rose to $0.60 for the fourth quarter
       2001 from $0.43 for the fourth quarter 2000.

o Cash Dividends declared increased to $0.28 per share in the fourth quarter 2001, as compared to $0.26 per share in the fourth quarter 2000.

         The most significant cause of the increase in earnings for 2001 compared to 2000 was higher net interest income, primarily from lower interest rates on deposits and borrowed funds. Net interest income was $26,784,000 in 2001, an increase of 22% over the $22,010,000 of net interest income recorded in 2000.
         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com.